Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus dated August 27, 2026

Relating to the Prospectus dated September 15, 2025

and Relating to the Prospectus Supplement dated December 9, 2025 as amended by Amendment No. 1 dated June 5, 2026

Registration File No. 333-290252

Strive, Inc. (the “Company”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a base prospectus), a prospectus and a prospectus supplement to the base prospectus for the offerings to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and accompanying base prospectus in that registration statement and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strive.com.

Text of social media post including a video with the following lyrical audio and graphic:

“You’re staring at the screen, waiting on a quarterly check,

Holding bonds and fixed income is like a slow-moving wreck.

Three long months just to scrape four percent,

But the bills come every day and there’s no quarterly rent.

SATA’s the solution, go and tell all your friends,

Thirteen percent annualized and now with daily dividends.

Monday through Friday, right into your account.

No more waiting three months for just a little amount.

Thirteen percent for your hard-earned dough,

Locked at one hundred, watch the liquidity flow.

The daily dividend company. A true pioneer.

The future of income investing is already here.

Now we’re cutting through the static, bringing power to the name,

With daily ROC dividends, we’re changing up the game.

It’s tax-deferred income, keeping more of what you earn,

While the old-fashioned models are starting to burn.

No more waiting ninety days just to get what you are owed,

We’re putting you in the driver’s seat and taking back the road.

Monday through Friday, right into your account.

No more waiting three months for just a little amount.

Thirteen percent for your hard-earned dough,

Locked at one hundred, watch the liquidity flow.

The daily dividend company. A true pioneer.

The future of income investing is already here.

The future

(SATA)

The income

(SATA)

The power

(SATA)

It’s already here.

Monday through Friday.

Daily dividends.

Yeah, the future is here.”